Exhibit 99.1

MIKE DOWLING NAMED CHIEF OPERATING OFFICER OF SOUTHERN FIRST

Greenville, South Carolina, July 30, 2019 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, is pleased to announce the promotion of Michael D. Dowling (47) to Chief Operating Officer. He will continue to serve as Chief Financial Officer of the company.

Dowling has been an executive vice president and Chief Financial Officer of the company for the past eight years. Prior to joining Southern First, Dowling served as an audit partner with KPMG LLP and a member of their Financial Services practice. He is a 1993 graduate of Clemson University and currently serves as president of the Clemson University Alumni Association.

“Mike’s promotion to Chief Operating Officer is a recognition of his tremendous talents and leadership. Southern First has crafted a unique vision in terms of growth and performance, and we are fortunate to have Mike’s leadership as we continue to execute our vision,” stated Art Seaver, Southern First Chief Executive Officer.

ABOUT SOUTHERN FIRST BANCSHARES
Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The Company consists of Southern First Bank, the third largest bank headquartered in South Carolina. Southern First Bancshares has been providing financial services since 1999 and now operates in 13 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as Raleigh and Greensboro, North Carolina and Atlanta, Georgia. Southern First Bancshares has assets of approximately $2.1 billion and its common stock is traded in the NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070
MEDIA CONTACT: ART SEAVER 864-679-9010
WEB SITE: www.southernfirst.com